SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

The Walt Disney Company

(Name of Registrant as Specified in Its Charter)

Trian Fund Management, L.P.

Trian Fund Management GP, LLC

Nelson Peltz

Peter W. May

Matthew Peltz

Josh Frank

James A. Rasulo

Trian Partners, L.P.

Trian Partners Parallel Fund I, L.P.

Trian Partners Master Fund, L.P.

Trian Partners Co-Investment Opportunities Fund, Ltd.

Trian Partners Fund (Sub)-G, L.P.

Trian Partners Strategic Investment Fund-N, L.P.

Trian Partners Strategic Fund-G II, L.P.

Trian Partners Strategic Fund-K, L.P.

Isaac Perlmutter

The Laura & Isaac Perlmutter Foundation Inc.

Object Trading Corp.

Isaac Perlmutter T.A.

Zib Inc.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

From time to time, Trian Fund Management, L.P. (“Trian”), in connection with its solicitation of proxies for the 2024 annual meeting of shareholders of The Walt Disney Company (the “Company”), may:

•

publish the post filed herewith as Exhibit 1 (the “Social Media Post”) to its X (formerly known as Twitter), LinkedIn, Facebook, Instagram, Reddit and YouTube pages (the “Social Media Pages”) or various other social media channels or to its website, www.RestoretheMagic.com (the “Website”), or may otherwise disseminate the Social Media Post to the Company’s shareholders;

•	disseminate the advertisement filed herewith as Exhibit 2 (the “Advertisement”), or portions thereof, to the Website or to the Social Media Pages or various other social media channels, or may otherwise disseminate the Advertisement to the Company’s shareholders;

•	publish the material filed herewith as Exhibit 3 (the “Website Material”), or portions thereof, to the Website or to the Social Media Pages or various other social media channels, or may otherwise disseminate the Website Material to the Company’s shareholders;

•	disseminate to the Company’s shareholders the communication filed herewith as Exhibit 4 (the “Communication”) and, from time to time, Trian may publish the Communication, or portions thereof, to the Website or to the Social Media Pages or various other social media channels, or may otherwise disseminate the Communication to the Company’s shareholders; and

•	share the article filed herewith as Exhibit 5 (the “Article”), or portions thereof, to the Website or to the Social Media Pages or various other social media channels, or may otherwise disseminate the Article to the Company’s shareholders.

Exhibit 1

Exhibit 2

AFTER $200 BILLION LOST:

WHO DO YOU TRUST WITH YOUR DISNEY INVESTMENT?

SKILLS MATTER

	Skills "Central to Disney's Strategy" According to Disney	MEDIA AND ENTERTAINMENT	DIRECT-TO-CONSUMER EXPERTISE	SUCCESSION PLANNING	STRATEGIC TRANSFORMATION	360 DEGREE BRAND ACTIVATION	TECHNOLOGY AND INNOVATION
TRIAN NOMINEES	NELSON PELTZ	✓	✓	✓	✓	✓	✗
TRIAN NOMINEES	JAY RASULO	✓	✓	✓	✓	✓	✗
DISNEY NOMINEES	MARIA ELENA LAGOMASINO	✗	✗	✗	✗	✓	✗
DISNEY NOMINEES	MICHAEL B.G. FROMAN	✗	✗	✗	✗	✓	✗

Note: $200 billion represents the cumulative market value lost between Disney's all-time high closing price on 03/08/21 and 10/06/23, the trading day prior to the public reporting of Trian's increased beneficial ownership in Disney shares and expected request for Board representation.

VOTE FOR CHANGE NOW.

ALREADY VOTED?
ONLY YOUR LAST VOTE COUNTS.

ELECT NELSON PELTZ AND JAY RASULO TO RESTORE THE MAGIC

Withhold on Michael B.G. Froman, Maria Elena Lagomasino, and all three Blackwells Nominees

For more information, visit our website: **RestoreTheMagic.com**

Banks and Brokerage Firms, Please Call: **(212) 297-0720**

Shareholders and All Others Call Toll-Free: **(877) 629-6357**

RESTORE THE MAGIC | TRIAN PARTNERS

Exhibit 3

Restore the Magic | Trian Partners
BOARD CANDIDATES MATERIALS THIRD-PARTY PERSPECTIVES ABOUT TRIAN PARTNERS HOW YOU CAN HELP HOW TO VOTE

Leading Proxy Advisory Firm ISS Recommends Disney Shareholders Vote "For" Nelson Peltz at Disney's Annual Meeting

ISS Cites Disney's Operating and Stock Underperformance, Succession Failures and the Board's Need to Improve its Effectiveness

Endorses Nelson Peltz as "Best Positioned" to Provide the Catalyst the Disney Board Needs

Recommends Shareholders "WITHHOLD" on Lagomasino, Noting Multi-Year Concerns Surrounding Her Role on Compensation Committee and Says She "Bears More Accountability than Most for the Failed Succession Process"

NEW YORK, March 21, 2024 – The Trian Group,[1] which beneficially owns over $3.5 billion of common stock in The Walt Disney Company (NYSE: DIS), today announced that Institutional Shareholder Services Inc. ("ISS"), the largest and most influential proxy advisory firm, recommends that Disney shareholders vote "FOR" Nelson Peltz and "WITHHOLD" on Maria Elena Lagomasino on Trian's BLUE proxy card in connection with Disney's annual meeting on April 3, 2024.

ISS recognizes that Disney has a record of "multi-year underperformance" and emphasizes the need for change on the Disney Board. ISS also states that Nelson Peltz, with his "considerable experience on other boards and fiduciary duties owed to a large shareholding group, appears best positioned to bring a shareholder perspective to the Board."

ISS notes that Mr. Rasulo's "knowledge of [Disney's] operations… still appears to serve as a solid basis for understanding the company's current situation."

In addition to Disney's significant operational deterioration and stock underperformance, ISS noted Disney has failed to adequately address succession and that the Board would benefit from a shareholder representative to hold management to account and to "provide the catalyst that this board apparently needs to improve its effectiveness."

ISS also recommends that shareholders "WITHHOLD" on Maria Elena Lagomasino, stating that she "bears more accountability than most for the failed succession process prior to Iger's decision to step down in 2020," and stating that "multi-year concerns surrounding Lagomasino's role as a compensation committee member strengthen the case that Peltz's addition, on balance, would appear a net positive."

In making its recommendation, ISS also noted the following:

Performance

- "[Disney] has significantly underperformed the S&P 500 over the one-, three-, and five-year periods through Oct. 6, 2023, the last trading day before The Wall Street Journal reported that Trian was preparing to run a proxy fight at the 2024 AGM."
- "Operational performance over the past five years shows deterioration in margins, free cash flow, and return metrics, as well as increased leverage."
- Issues as identified by ISS include "that financially the Fox acquisition was value destructive, that the secular decline in linear networks is an ongoing challenge that needs to be addressed, that the costs within DTC got out of control, that the studio business has underperformed relative to the decade prior to the pandemic, that Parks and Experiences has been a bright spot in earnings and requires ongoing investments to maintain its strength, and the challenge of transitioning ESPN to DTC to address secular decline in linear networks."

Case for Change

- "[I]ncremental change is needed at the company due to multi-year underperformance of the company's peers and chosen benchmark, operational challenges, and most critically, a repeated failure on the part of the board to oversee the cultivation of a successor to Iger."
- "The importance of executing a successful succession plan, particularly for a company of this complexity, and the board's prior failure to properly oversee this process, suggests that some level of change at the board level is warranted."

Board Oversight Failures

- "[T]he key decision points that led to the company's challenges over the past five years, not to mention multiple activist campaigns, can be traced to the board."
- "Chapek seems to have taken enough wrong turns during his tenure (at least by the board's own assessment) that a more engaged board should arguably have recognized these issues sooner."
- "[T]he events leading up to the CEO transition in 2020 and the strategic missteps taken over the past several years appear to indicate that the board is not functioning in the most optimal way."
- "[T]he sudden firing of Chapek less than five months after extending his contract and the circumstances surrounding the announcement of Chapek's departure and Iger's return appear to indicate that the board was caught by surprise about the state of affairs at the company."

Succession Planning Failures

- "What remains missing is tangible progress towards succession to give investors sufficient confidence that the company will not run aground after Iger departs, and in doing so, avoid future mutinies."
- "By definition, the decision to ask a former CEO (especially one who indicated it was time for him to retire) to return to the company to replace a successor whom the board did not adequately vet is evidence of a critically flawed succession process. In [Disney's] case, shareholders paid a steep price."
- "[T]he board fell short on two key matters: cultivating a successor to Iger, and preventing Chapek from veering off course after he was appointed."
- "[T]here are lingering questions about the board's ability to properly oversee the next CEO transition, whether it happens in 2026 or in later years, and the significant strategic changes the company is undertaking, particularly given the ongoing challenging industry environment."
- "The heir apparent to a CEO role at an iconic consumer-facing American company necessarily faces intense investor, board, and media scrutiny. That the board has not seen fit to put anyone in this position since the departure of Staggs in the first half of 2016 represents as close to a single-issue indictment of a board's performance that one could imagine."

Trian and its Nominees

- "Trian represents significant share ownership and has presented a detailed case for change and a clear set of goals for the board to consider."
- "[A] shareholder representative who is well versed in the imperative to hold management to account would be well positioned to provide the catalyst that this board apparently needs to improve its effectiveness."
- "[Nelson] Peltz, as a significant shareholder, could be additive to the succession process, providing assurance to other investors that the board is properly engaged this time around. He could also help evaluate future capital allocation decisions."
- "[Mr. Rasulo] came across as levelheaded and demonstrated no sign of resentment or ill will towards Iger."
- "[We do] not have any concerns about [Mr. Rasulo's] ability to serve as an objective director."

Maria Elena Lagomasino and Michael B.G. Froman

- "Neither director targeted by Trian possesses a skill set that is not possessed by a board member, or that could be provided by a specialized consultant were a short-term need to arise."
- "As the longest-serving independent member of the board, [Maria Elena] Lagomasino bears more responsibility than any other serving nominee for the failure of the Staggs/Rasulo 'bakeoff,' the failure to cultivate a readily apparent successor to Iger following Staggs' departure, and again following Iger's re-entry."
- "During her time on the board, [Maria Elena] Lagomasino has chosen to support four extensions of Iger's tenure as CEO, yet along with her shorter-tenured independent fellow directors, has not yet named a CEO successor."
- "As a member of the compensation committee since joining the company [in 2015] (and as chair of the committee since 2019), [Maria Elena] Lagomasino oversaw consecutive years of problematic compensation decisions, resulting in significant shareholder opposition, which the committee failed to promptly address."

To ensure the election of Nelson Peltz and Jay Rasulo, it is essential that shareholders vote **"FOR" Nelson Peltz** and **Jay Rasulo**, and **"WITHHOLD"** on **Michael B.G. Froman, Maria Elena Lagomasino, and all three Blackwells Nominees**. As Disney's annual meeting is less than two weeks away, it is important that shareholders vote TODAY. Every vote is important. Shareholders must submit their vote no later than April 2, 2024, at 11:59pm ET.

For more information, including voting instructions, visit our website: www.RestoreTheMagic.com.

About Trian Fund Management, L.P.

Founded in 2005, Trian Fund Management, L.P. ("Trian") is a multi-billion dollar investment management firm. Trian is a highly engaged shareowner that combines concentrated public equity ownership with operational expertise. Leveraging the 40+ years' operating experience of our Founding Partners, Nelson Peltz and Peter May, Trian seeks to invest in high quality but undervalued and underperforming public companies and to work collaboratively with management teams and boards to help companies execute operational and strategic initiatives designed to drive long-term sustainable earnings growth for the benefit of all stakeholders.

Media Contacts:

Anne A. Tarbell
(212) 451-3030
atarbell@trianpartners.com

Paul Caminiti / Pamela Greene / Jacqueline Zuhse
Reevemark
(212) 433-4600
Trian@reevemark.com

Investor Contacts:

Matthew Peltz
(212) 451-3060
mpeltz@trianpartners.com

Ryan Bunch
(212) 451-3176
rbunch@trianpartners.com

John Cassaday
Retired President of and CEO of Corus Entertainment, Inc.
Chair of Janus Henderson Group plc

Ali Dibadj
CEO and Executive Director of Janus Henderson Group plc

Kenneth W. Gilbert
Retired CMO,VOSS of Norway ASA
Director of The Wendy's Company

Jorge S. Mesquita
Former CEO, BlueTriton Brands, Inc.
Director of Mondelēz International, Inc.

John H. Myers
Retired President and CEO, GE Asset Management
Former Director of Legg Mason, Inc.

Dennis Reilley
Former Chairman and CEO, Praxair, Inc.
Former Director of H.J. Heinz Company

Sheila G. Talton
President and CEO Gray Matter Analytics
Director of Sysco Corporation

Thomas J. Usher
Former Chairman and CEO, United States Steel Corporation
Former Director of H.J. Heinz Company

Jean-François van Boxmeer
Former CEO, Heineken NV
Former Non-Executive and Lead Director of Mondelēz International, Inc.

Art Winkleblack
Lead Independent Director of The Wendy's Company
Retired CFO, H.J. Heinz Company

Note that affiliations are listed for identification purposes only

Exhibit 4

Current and Former Public Company Directors Send Letter to Disney Board in Support of Nelson Peltz and Trian

Letter Details Positive Experience Working with Nelson Peltz and Highlights Trian's Track Record of Working Constructively to Create Shareholder Value

Encourages Disney Board to Work with Nelson and Trian for the Benefit of all Shareholders

NEW YORK, March 21, 2024 – Current and former public company directors who have worked with Nelson Peltz and Trian today sent a letter to The Walt Disney Company (NYSE: DIS) Board of Directors detailing their positive experiences working with Trian.

The letter details Trian and Nelson Peltz's demonstrated ability to work collaboratively and constructively with board members and management teams to drive long-term shareholder value, and its signatories include former directors at H.J. Heinz and Procter & Gamble, where Trian joined the Board following a proxy contest, as well as Janus Henderson, Legg Mason, Mondelēz, Sysco, and Wendy's. The letter is signed by Dennis R. Beresford, Francis S. Blake, Charles E. Bunch, John Cassaday, Ali Dibadj, Kenneth W. Gilbert, Jorge S. Mesquita, John H. Myers, Dennis Reilley, Sheila G. Talton, Thomas J. Usher, Jean-François van Boxmeer and Art Winkleblack.

View Full Letter

Exhibit 5

Advisory firm ISS tells Disney shareholders to side with Nelson Peltz in proxy fight

CNBC

By Michele Luhn

March 21, 2024

The Walt Disney company logo is displayed on the floor of the New York Stock Exchange during morning trading on Dec. 1, 2023. (Photo by Michael M. Santiago/Getty Images)

Proxy advisory firm Institutional Shareholder Services on Thursday recommended that Walt Disney shareholders elect activist investor Nelson Peltz to the board in his bitter fight against CEO Bob Iger.

Peltz and his firm, Trian Fund Management, have asked investors to nominate him and former Disney Chief Financial Officer Jay Rasulo to the board at its annual general meeting on April 3. Among other things, Peltz wants to overhaul Disney’s traditional TV channels, which he claims have been a shrinking business and a drain on shareholder value.

 “Dissident nominee Peltz, as a significant shareholder, could be additive to the succession process, providing assurance to other investors that the board is properly engaged this time around,” the ISS report said.

While siding with Peltz, ISS told shareholders not to back Rasulo in the fight, citing his previous positioning as a potential successor to Iger.

“Though we do not have any concerns about his ability to serve as an objective director, we recognize that Rasulo’s potential presence might create added friction on the board,” ISS said.

ISS slammed Disney’s board for repeatedly failing to find a new CEO to take over for Iger, who left his role as CEO in 2020 only to return to the position years later.

Trian heralded ISS’ backing as a significant victory, pointing to the advisors’ support for Peltz as an experienced director at other companies. The investment firm also highlighted that ISS recommended shareholders withhold their support for former JPMorgan Chase executive Maria Elena Lagomasino, a current Disney director whom Trian has targeted for replacement.

In response, Disney said that the recommendation from ISS “fails to acknowledge the diverse set of skills and experience on Disney’s Board,” and stressed that the proxy firm is endorsing 11 of its 12 nominees.

ISS also said shareholders should withhold their votes from a separate slate of nominees, from activist Blackwells.

The recommendation comes as Disney has lined up a number of high-profile endorsements, from the heirs of Walt and Roy Disney to JPMorgan Chase CEO Jamie Dimon and top Disney shareholder and filmmaker George Lucas.

Another proxy advisory firm, Glass Lewis, earlier this week endorsed Disney’s slate of board nominees. ISS was largely expected to follow suit.

Securing the support of ISS and Glass Lewis is crucial in activist fights. Large institutional shareholders will often — but not always — vote based on the recommendation of either of the two proxy advisory firms. Activists and management each make their case to the advisory firms, which in turn issue their opinions based on meetings with either side and their own analysis.

CNBC’s Rohan Goswami contributed to this report.